Exhibit 99.1

                         NEWS

For Release March 15, 2011

Charter Appoints Don Detampel to Lead
Product and Technology Teams

St. Louis, MO – Charter Communications, Inc. (NASDAQ: CHTR) today announced that Don Detampel has been named Executive Vice President, Technology and President, Commercial Services.

Detampel, who joined Charter as Executive Vice President and President, Commercial Services in October 2010 to lead Charter’s aggressive commercial growth initiatives, is taking on additional responsibilities for product development, network operations, engineering and information technology upon the resignation of Marwan Fawaz. Fawaz, who has served in a variety of engineering, technology and operations senior leadership positions with Charter since 2006, is leaving the Company March 25, 2011 to pursue other opportunities.

Well known industry technologist Chris Bowick, who served as Cox Communications’ Chief Technology Officer for more than 8 years, will provide advisory services as Charter’s interim Chief Technology Officer during a transition period.

“Marwan was instrumental in developing Charter’s next generation strategy and launching DOCSIS 3.0 and switched digital video across the majority of our footprint to deliver enhanced products and services to our customers,” said Mike Lovett, Charter’s President and CEO. “With significant speed advantages, deployment of the first phase of next generation TV on the horizon and expanded commercial services capabilities, Charter is creating momentum. On behalf of the leadership team, I thank Marwan for his many contributions to Charter’s successes.”

“This is an exciting time for Charter, and I look forward to taking the services we offer to both our residential and commercial customers to the next level,” said Detampel.  “I am also pleased with the progress we have made in capturing the commercial services opportunity and am looking forward to continuing that momentum.”

About Charter

Charter is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TVTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business

Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Media:	Analysts:
Anita Lamont	Mary Jo Moehle
314-543-2215	314-543-2397